Exhibit 99.2(P)


                        Initial Subscription Agreement
                          ASA Hedged Equity Fund LLC

     For and in consideration of the mutual agreements herein contained [Name of Subscriber], hereinafter referred to as "Subscriber," hereby agrees to purchase from ASA Hedged Equity Fund LLC , an Illinois limited liability corporation (the "Fund"), and Fund agrees to sell to the Subscriber [4,000] limited liability company interests in the Fund (the "Interests") upon the following terms and conditions:

     Subscriber agrees to pay [$100,000] dollar(s) to the Fund upon demand.

     The Fund will not issue any securities or receive any of the proceeds of this subscription until subscriptions identical in form to this one have been made by not more than 25 persons (which persons shall include Subscriber) to purchase from Fund securities for an aggregate net amount, which plus Fund's then net worth will equal at least $100,000.

     Subscriber agrees that the shares are being purchased for investment with no present intention of reselling or redeeming said shares.

     It is understood that said aggregate net amount will be paid in to Fund before any subscriptions for Fund capital stock will be accepted from any persons in excess of twenty-five.



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Date:   --------------------------

Subscribers of  Interests in the Fund:

Name:  -------------------------------------------

Joint Subscriber's Name:--------------------------

Address: -----------------------------------------

--------------------------------------------------

Subscriber Signature:-----------------------------

Joint Subs. Signature:----------------------------


Accepted and agreed by:

ASA HEDGED EQUITY FUND LLC



By:--------------------------------
     Name:
     Title:



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